EX - 99(h)(v)

DISTRIBUTION FEES AGREEMENT

This agreement made as of this 19th day of October, 2007, between UMB Distribution Services, LLC, a Wisconsin limited liability company (“UMBDS”), and Westport Advisers, LLC (“WALLC”), a Connecticut limited liability company.

WITNESSETH:

WHEREAS, WALLC is the investment adviser to The Westport Funds (the “Trust”); and

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”), and is authorized to issue shares of beneficial interest (“Shares”) in separate series with each such series representing interests in a separate portfolio of securities and other assets (each such series, a “Fund”); and

WHEREAS, the Trust has entered into a Distribution Agreement and an Inbound Call Management and Fulfillment Services Agreement with UMBDS (the “UMBDS Agreements”); and

WHEREAS, certain of the fees and expenses for which UMBDS expects to be reimbursed and/or compensated for under the UMBDS Agreements relate to services designed to result in the sale of Shares;

WHEREAS, WALLC wishes to assume responsibility for such fees and expenses as set forth herein; and

WHEREAS, UMBDS is willing to accept such an arrangement on the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

1. PAYMENT OF FEES.

(a) WALLC shall make payment to UMBDS of the fees and reimburse UMBDS for the expenses set forth in Exhibit A, all on such other additional terms and conditions as may be set forth therein.

(b) All invoices tendered by UMBDS shall be paid within thirty (30) days of the date of invoice. At the option of UMBDS, unpaid invoices not subject to reasonable dispute accrue a finance charge of one percent (1%) per month, after the due date. In the event UMBDS reasonably requests advance payment with respect to a service set forth in Exhibit A, UMBDS shall not be obligated to incur such expenses or perform the related service(s) until payment is received.

2. TERMINATION.

(a) This Agreement shall be effective as of the date of execution hereof. Unless sooner terminated as provided herein, this Agreement shall continue in effect for the initial term of the underlying UMBDS Agreements, August 31, 2009 and thereafter from year to year.

(b) This Agreement may be terminated by either party without penalty upon not less than sixty (60) days written notice to the other party, which notice may be waived by the party entitled to such notice. This Agreement also is terminated automatically with respect to fees in the event that the underlying UMBDS Agreement relating to those fees is terminated in accordance with the relevant provisions of the UMBDS Agreement.

3. MISCELLANEOUS.

(a) No provisions of this Agreement may be amended, altered, modified, supplemented or waived, in any manner except in writing, properly executed by both parties hereto.

(b) This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(c) This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof, and accordingly supersedes, as of the effective date of this Agreement, any other agreement heretofore in effect between WALLC and UMBDS with respect to the payment of fees and expenses as specified on Exhibit A.

(d) This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

  (e) Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to be effective upon the date specified on the return receipt when sent by registered or certified mail, postage prepaid, return receipt requested, as follows: Notice to UMBDS shall be sent to UMB Distribution Services, LLC, 803 West Michigan Street, Suite A, Milwaukee, WI, 53233, Attention: Peter Hammond, and notice to the Trust shall be sent to: The Westport Funds, 253 Riverside Avenue, Westport, CT, 06880, Attention: President.

IN WITNESS WHEREOF, the parties hereto have caused this Distribution Fees Agreement to be executed by their respective duly authorized officers.

WESTPORT ADVISERS, LLC
By: /s/ Edmund H. Nicklin, Jr.
Name: Edmund H. Nicklin, Jr.
Title: Managing Director
Date: 10/19/07

UMB DISTRIBUTION SERVICES, LLC
By: /s/ Peter J. Hammond
Name: Peter J. Hammond
Title: President
Date: 11/5/07

Exhibit A

Distribution Fees
Advertising Compliance
Review and comment on advertising not prepared by UMB Investment Services Group’s Financial Marketing Group		$100 per hour, plus filing fees

Selling Agreement Review
Review and comment on non-standard selling agreements		$150 per hour, plus filing fees

Employee Licensing
■	Tier 1: Base fee	$200 per month, per person

Appropriate when registered agents of the Adviser respond to unsolicited inquiries about the Fund(s)

■	Tier 2: Base fee	$400 per month, per person

Appropriate for registered agents of the Adviser who are proactively marketing the Fund(s) to financial intermediaries

Employee licensing activities include establishing a system to supervise operations; developing a procedure manual tailored to your requirements (e.g., remote location, branch office or office of supervisory jurisdiction); training your staff on compliance procedures; monthly compliance review (e.g., email, presentations, marketing materials, websites, correspondence, incoming mail, etc.); periodic on-site examinations; and more.

Out-of-Pocket Expenses
Out-of-pocket expenses include but are not limited to travel on behalf of the Adviser or Fund(s), materials, filing fees, registration fees, and expenses.

The expenses of marketing, promoting and distributing a fund are in addition to the fees above and include but are not limited to: the development and printing of prospectuses, advertising, and direct mail pieces; public relations activities; trade show attendance; call management and fulfillment; and fees paid to broker/dealers.

Inbound Call Management and Fulfillment Fees

Prospective Investor Services
Telephone calls, letters/e-mails (per occurrence)		$2.75

Standard package for mailing
■	Up to four pieces	$1.50
■	Each additional item	$0.25

Special processing/manual entry
E-mail/fax request		$2.75

Programming and Special Project Fees
Additional fees at $175 per hour, or as quoted by project, may apply for special programming or projects to meet your servicing requirements or to create custom reports.

Out-of-Pocket Expenses
Out-of-pocket expenses include but are not limited to copying charges, facsimile charges, inventory and record storage, stationery, printing and production of materials, envelopes, postage and direct delivery charges, travel, telephone and long distance charges, toll-free number, and expenses.

Optional Services

VRU Services
■	VRU charge (per call)	$ .40

Web-based document mailings*
■	Per shareholder, per mailing	$ .10

*statements, prospectuses, financial reports, etc.

Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.
Fees to be billed to Westport Advisers.